Exhibit 10.14

      EMPLOYMENT AGREEMENT made and entered into as of May 3, 1999, between MIKRON INSTRUMENT COMPANY, INC., a New Jersey corporation (the "Company") and DENNIS STONEMAN (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter provided,

      NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Employment

      (a) The Company hereby employs the Executive as an executive of the Company (as his duties are more particularly described in paragraph 1(b) hereof) for the period commencing on May 17, 1999 and terminating on May 16, 2003, unless Executive's employment is terminated earlier pursuant to Article 4 of this Agreement (the "Employment Period").

      (b) During the Employment Period, (i) the Executive shall serve as a Vice President, reporting directly to the President, and when directed to do so, to the Board of Directors of the Company (the "Board"); (ii) the Executive shall devote substantially all of his time and efforts to the Company's business for a period of not less than two five day business weeks during each calendar month;
(iii) the Board shall nominate the Executive for election to the Board; and (iv) the Executive shall stand for election as a Director of the Company at the annual meetings of shareholders held throughout the term of his service under this Agreement.

      (c) The Executive accepts such employment, and agrees to perform such services as may from time to time be assigned to him by, or pursuant to the authorization of, President or the Board, consistent with his position as Vice President. The Executive agrees that during the Employment Period he will not, directly or indirectly, engage or participate in, or become employed by, or render advisory or other services to, any business entity which competes directly with the Company's current business, i.e., the development, manufacture, marketing and servicing of infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems, except in the performance of his duties for the Company.

2. Compensation

      (a) Annual Base Salary. The Company shall pay to the Executive, and the Executive shall accept from the Company, for the Executive's services during the Employment Period, a salary at the rate of $100,000 per annum. The compensation to be paid to the Executive as provided for in this paragraph 2(a) shall be payable in accordance with the Company's customary employee payroll policy as in effect from time to time during the Employment Period. On or before November 30 of each year during the Employment Period the Board or a duly appointed


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

Compensation Committee of the Board (the "Committee") shall review the Executive's employment performance during the one year (or shorter) period (the "Review Period") which shall have ended on the immediately preceding October 31 to determine the amount of any merit increase in the Executive's salary. Any such increase shall be effective for the one year period commencing on November 1 of the year immediately following the Review Period. The Executive's salary shall not be decreased without his prior consent thereto in writing.

      (b) Stock Options. The Company shall establish an incentive stock option plan for the executives, employees and directors of the Company (the "Plan"). The participants in the Plan shall be entitled to purchase, pursuant to the options to be granted thereunder (which may be "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code, or non-incentive stock options) an aggregate number of shares of the Company's common stock, one-third cent par value (the "Common Stock"), as shall be equal to approximately 20% of the total number of shares of Common Stock which shall be issued and outstanding upon consummation of the stock purchase agreement dated of as May 3, 1999 between the Company and the Executive (the "post-agreement issued and outstanding shares"). As soon as practically possible after the Plan has been authorized by the Company's shareholders, the Company shall register the Common Stock to be issued upon exercise of the options to be granted thereunder for sale by the Company, and for resale by holders thereof, pursuant to the Securities Act of 1933, as amended.

            The Executive, together with the Company's new President, Gerald D. Posner, and such other executives as shall be hired by the Company during the term of this Agreement upon the advice of Mr. Posner, shall be entitled to purchase, pursuant to the options to be granted under the Plan an aggregate number of shares of Common Stock as shall be equal to 10% of the total number of post-agreement issued and outstanding shares. The exercise price for each of such options shall be $1.00 per share or the fair market value of the Common Stock on the date of grant thereof, whichever shall be greater. The vesting of such options shall occur at the rate of 25% per annum at the end of each Review Period during the Employment Period, and the exercise of all vested options shall be conditioned upon the achievement of a set of pre-determined earnings, revenue and other performance targets to be formulated by the Board or the committee administering the Plan. The term of such options shall be the 51 month period commencing on the date of commencement of the Employment Period. The Plan and such options shall provide that, upon the death, disability or termination of employment of the Executive other than "for cause," all options which shall then have vested, or which would have vested if such event had occurred on the last day of the then current Review Period, shall be exercisable by the Executive, or by the person or persons to whom such options shall pass by will or by the laws of descent and distribution, as the case may be, during the six month period following the date of occurrence of such event, provided, that, all applicable conditions to the exercise of such options shall have been satisfied on or before the date of exercise thereof. Each option granted pursuant to the Plan shall also contain such other terms, limitations and conditions as the Board or the committee administering the Plan shall deem appropriate pursuant to the provisions of the Plan.


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

      (c) Expense Reimbursements. The Company shall reimburse the Executive for all out of pocket travel, lodging, meal, entertainment and other expenses of a similar nature that he shall incur while engaged in the Company's business. Such reimbursements shall be made in accordance with the Company's customary policies pertaining thereto as in effect from time to time during the Employment Period.

3. Confidentiality

      (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

            (i) "Inventions" shall mean all infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems, and any and all components thereof or Software incorporated therein (collectively, the "Devices") invented, conceived or otherwise made or developed by the Executive, in whole or in part, within the scope of his duties during his employment by the Company, and all modifications, and enhancements thereof, whether or not patentable or copyrightable.

            (ii) "Work Product" shall mean all Devices and any and all components thereof in the process of being created or modified, and all other documentation, creative works, know-how, and information pertaining to such Devices or components thereof created or developed, in whole or in part, by the Executive within the scope of his duties during his employment by the Company, whether or not copyrightable, patentable or otherwise protectable, excluding Inventions.

            (iii) "Trade Secrets" shall mean all Devices and any and all components thereof, documentation, know-how, and information relating to the past, present, or future business of the Company or any plans therefor, or relating to the past, present, or future business of a third party or plans therefor which are disclosed to the Company, which the Company does not disclose to third parties without restrictions on use or further disclosure; provided, however, Trade Secrets shall not include the general knowledge and experience obtained by the Executive during his employment by the Company.

            (iv) "Proprietary Information" shall mean all Inventions, Work Product, Trade Secrets, and any and all processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, customer lists and supplier lists created by or for the Company which is maintained in confidentiality and disclosed only to other executives or employees of the Company on a need to know basis.

            (v) "Software" shall mean each of one or more standard computer programs (which each may consist of one or more modules or sub-programs), together with the media upon which it resides, and all accompanying standard documentation pertaining thereto, as well as all "derivative works" thereof, i.e., any source code, object code, software instruction or set of software instructions, or documentation, in human readable or machine readable form, developed directly or indirectly by the Executive or on his behalf which is in whole or in part based upon, or derived from, Software.


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

      (b) The Executive's Obligations Concerning Inventions and Work Product.

            (i) The Executive will make full and prompt disclosure to the Company of all Inventions, improvements thereon, enhancements thereof, Work Product, discoveries, methods, developments and works of authorship, whether or not copyrightable or patentable, which are created, made, developed, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

            (ii) The Executive agrees to assign and the Executive does hereby assign to the Company (or any person or entity designated by the Company) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this sub-paragraph 3(b)(ii) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive other than 1) during normal working hours, 2) on the Company's premises; and 3) using the Company's facilities, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employment agreement to assign certain classes of inventions made by an employee, this sub-paragraph 3(b)(ii) shall be interpreted not to apply to any Development which a court rules and/or the Company agrees falls within such classes.

            (iii) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

      (c) The Executive's Obligations Concerning Trade Secrets.

            (i) During the term of this Agreement and at all times thereafter, the Executive shall treat Trade Secrets on a confidential basis and not disclose them to others without the prior written permission of the Company, or use them for any purpose other than for the performance of services for the Company.

            (ii) Trade Secrets are the Company's sole and exclusive property and the Executive shall surrender to the Company possession of all Trade Secrets in his possession upon any suspension or termination of his employment. If after the suspension or termination of his employment hereunder, the Executive become aware of any Trade Secrets in his possession, the Executive shall promptly surrender possession thereof to the Company.


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

      (d) The Executive's Obligations Applicable to All Proprietary Information.

            (i) During the term of this Agreement and at all times thereafter, the Executive shall not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Board of Directors of the Company, unless and until such Proprietary Information has become public knowledge other than through its unauthorized dissemination by the Executive.

            (ii) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, Software program diagrams, documentation, schematics and printouts in any tangible media including, but not limited to, paper, photographs, computer disks and tapes and other forms of human-readable and machine-readable media, containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such tangible media or copies thereof and all other tangible property of the Company in his custody or possession shall be delivered to the Company, upon the earlier of 1) a request by the Company or 2) termination of his employment. After such delivery, the Executive shall not retain any such tangible media or copies thereof or any such other tangible property.

            (iii) The Executive agrees that his obligation not to disclose or to use information, know-how and records of the types set forth in sub-paragraph 3(d)(i) and (ii) above, and his obligation to return tangible media and other tangible property, set forth in sub-paragraph 3d(ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

            (iv) The Executive shall provide the Company with all information, documentation and assistance that it may request to perfect, enforce, or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets. The Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected. All such information, documentation and assistance shall be provided at reasonable compensation to the Executive, if provided after any suspension or termination of his employment.

      (e) Other Agreements. The Executive hereby represents that, except as the Executive has disclosed in writing to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to his employment with the Company, and the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.


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

      (f) United States Government Obligations. The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

4. Termination:

      (a) Notwithstanding any other provision hereof, each of the Company and the Executive may terminate the Executive's employment under this Agreement for cause. The termination shall be evidenced by written notice thereof given by the terminating party to the other, specifying the cause for termination and the date of termination. For purposes hereof, the term "cause":

            (i) as it relates to the Executive, shall mean the inability of the Executive, through medical disability including mental or physical illness, to perform his duties under this Agreement for a period in excess of one hundred eighty (180) consecutive days during any period of 12 consecutive months; death of the Executive; material dishonesty relating to the business of the Company; refusal to perform or neglect of the substantive duties assigned to the Executive, or breach of any of the material provisions of this Agreement which, in each case, shall not be cured within 30 days after the Executive's receipt of written notice identifying the duties in question or the provision(s) of the Agreement that have been breached, as the case may be, and setting forth the facts pertaining thereto; the inability of the Company to achieve total stockholders' equity for either of the fiscal years ended October 31, 2001 or 2002 (as reflected in the Company's audited financial statements for such years) which shall not be less than its total stockholders' equity for the fiscal year ended October 31, 1998; the inability of the Company to achieve the Performance Targets for either of the fiscal years ended October 31, 2001 or 2002; or conviction of a felony related to the business of the Company; and

            (ii) as it relates to the Company, shall mean failure to pay compensation to the Executive when due, diminution of duties or demotion from the position of President and Chief Executive Officer, relocation of the Company's principal offices to a place that is located outside of a circle that has a radius of more than 50 miles from the current address of the Company's office or breach of any of the material provisions of this Agreement which shall not be cured within 30 days after the Company's receipt of written notice identifying the provision(s) of the Agreement that have been breached, and setting forth the facts pertaining thereto.

      (b) The medical disability referred to in sub-paragraph 4(a)(i) hereof shall be confirmed and/or rejected by an independent medical examination performed by a licensed medical doctor located in New York, New York who shall be chosen jointly by the Company and the Executive. The Executive agrees to provide the Company, upon request, with all medical reports with regard to medical disability obtained by the Executive from the Executive's physicians. In the event the Company and the Executive can not agree on the choice of a doctor,


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

or either of them disagrees with the determination of the doctor they have chosen, then the issue of disability shall be determined by arbitration in the City of New York by the American Arbitration Association by a panel of three physicians. The administrative costs of such proceedings shall be borne by the Company. However, each party shall be solely responsible for payment of the fees and disbursements of his or its respective counsel and witnesses.

      (c) The Company agrees that in the event that the Executive should be disabled as provided above, he shall be entitled to receive from the Company, during the periods set forth below, the difference, if any, between any disability insurance benefits provided pursuant to a policy or policies funded or paid for by the Company, and 100% of his salary, plus any earned but unpaid bonus, during the first ninety days of his disability and 80% of said salary and bonus during the next ninety days of his disability, after which 180 day period the Executives' compensation under this Agreement shall thereupon cease during said disability, and the Company may elect to terminate the Executive's employment pursuant to sub-paragraph 4(a)(i) hereof.

      (d) In the event the Executive is terminated by the Company for cause in accordance with this Article 4, the obligations of the Company under this Agreement shall cease, except for any sums owed to the Executive, pursuant to paragraphs 2(a) and (b) hereof for services rendered prior to such termination.

      (e) The Executive and the Company or its successor in interest shall have the right to terminate this Agreement with thirty (30) days notice upon any change in control of the Company (whether by merger, stock transfer or otherwise) provided that the Company or its successor in interest shall notify the Executive of its intention to terminate no later than ninety (90) days after the date on which such change in control takes effect. For purposes of the preceding sentence, a "change in control" shall be deemed to occur if: (i) any "person" (as such term is defined in the Securities Exchange Act of 1934, as amended) acting singly or in concert with one or more other persons, acquires securities representing 50% or more of the combined voting power of the Company's then outstanding securities; (ii) during any one year period, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than 1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or 2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (iv) the shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.


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

      (f) In the event that this Agreement shall be terminated pursuant to the provisions of paragraph 4(e) hereof, (i) the Company shall pay to the Executive a lump sum severance payment equal to one year's salary calculated on the basis of the salary in effect for the year in which termination occurs, plus any bonus that he would be entitled to receive but for the occurrence of such termination; and (ii) notwithstanding any provision to the contrary contained elsewhere herein or on any option instrument evidencing the Executive's ownership of, and rights and entitlements regarding, the options to be granted to him pursuant to paragraph 2(c) hereof, all vesting and performance conditions, requirements and restrictions regarding such options shall thereupon be deemed to have been satisfied, met or waived, as the case may be, and all of such options shall be exercisable for a period of not less than 180 days after the date of termination of this Agreement.

5. Non-Competition:

      (a) The Executive agrees that he shall not, during the Employment Period and for six (6) months thereafter, (i) solicit for himself, or any other person or entity, the business of providing or servicing infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems to any customer who did business with the Company or its affiliates within one year prior to the termination of this Agreement, or cause any such customer to cease contracting with the Company; (ii) hire, or otherwise seek to engage the services of, or cause the cessation of employment or engagement by the Company of, any employee, agent, consultant, wholesaler, independent contractor, sales or other representative who has performed services for the Company or any of its affiliates within one year prior to the end of the Employment Period.

      (b) The obligations in this Article 5 shall survive the termination of this Agreement for six months. The necessity of protection of the Company against the competition of the Executive, and the nature and scope of such protection, has been carefully considered by the parties hereto. The parties agree and acknowledge that the duration, scope and restrictions applicable to the covenant not to compete described in this Article V are fair, reasonable and necessary, that adequate compensation has been received by the Executive for such obligations, and that these obligations do not prevent the Executive from earning a livelihood.

      (c) The Executive agrees that if he shall violate any of the provisions of this Article 5, the Company shall be entitled to an accounting and, if appropriate to the violation, repayment of all profits, compensation, commissions or other remuneration that the Executive, directly or indirectly, may realize arising from or related to any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights to which the Company may be entitled.

6. Miscellaneous

      (a) Notices: All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or by guaranteed next day overnight courier:


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            (i) If to the Executive, to:

                        Dennis Stoneman
                        1562 Doe Trail Lane
                        Yardley, Pennsylvania  19067
                        Fax No. (215) 493-8290

            (ii) If to the Company, to:

                        Mikron Instrument Company, Inc.
                        16 Thornton Road
                        Oakland, New Jersey 07436
                        Attention: Steven N. Bronson, Chairman
                        Fax No. (201) 405-0090

or at such other address as either party may specify by written notice to the other party, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered.

      (b) Entire Agreement: This Agreement constitutes the entire and exclusive understanding between the parties with respect to the matters referred to herein, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only in that specific instance and to the extent therein set forth. All prior and contemporaneous agreements, understandings, and representations with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement.

      (c) Severability: If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

      (d) Non-Assignability: This Agreement is for personal services and may not be assigned by the Executive in any manner, by operation of law or otherwise, without the written consent of the Company. This Agreement shall be binding on all successors and assigns of the Company.

      (e) Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed solely within said state.

      (f) Article Headings: The Article headings herein have been inserted for convenience of reference only and shall in no way modify, restrict or affect any of the terms or provisions hereof.


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

      (g) Benefit. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators successors and assigns.

      (h) Delays; Omissions; Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

      (i) Specific Performance; Indemnification. The Executive acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Article 3 and this Article 5 hereof will cause irreparable injury and incalculable harm to the Company and that it shall, accordingly, be entitled to injunctive or other equitable relief. The foregoing, however, shall not be deemed to waive or to limit in any respect any other right or remedy which the Company may have with respect to such breach.

      (j) Form 3 Filing. The Company covenants and agrees that it shall prepare, and shall timely file with the Securities and Exchange Commission (the "Commission") an initial statement of beneficial ownership of the Company's securities by the Executive on Form 3 promulgated by the Commission. The Executive shall cooperate with the Company in connection with the preparation and execution of such statement.

      (k) Dispute Resolution. All disputes arising between the parties with regard to any of the provisions of this Agreement and/or the Executive's employment by the Company shall be resolved by arbitration proceedings conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of commencement of such proceedings. Such arbitration shall be held in New York, New York before a sole arbitrator who shall be an attorney possessing not less than ten years' experience as a specialist in matters pertaining to executive employment. If only one party shall be the prevailing party in any such arbitration proceeding, the arbitrator shall include in the award to such party an amount calculated to reimburse the prevailing party for the reasonable fees of his or its counsel (including such counsel's disbursements) paid or payable by such prevailing party with respect to the legal services rendered by such counsel in such proceeding.

          [The balance of this page has been left blank intentionally]


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

      (l) Directors' and Officers' Liability Insurance Coverage. During the term of this Agreement the Company shall purchase and maintain one or more directors' and officers' liability insurance policies providing the Executive with such coverages subject to such limits as the Board may deem appropriate.

      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                    Mikron Instrument Company, Inc.


                                    By:
                                        ---------------------------------


                                    -------------------------------------
                                               Dennis Stoneman


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